Exhibit 10.2

May 31, 2018

Via Email

Perspecta Inc. (formerly Ultra SC Inc.)
13600 EDS Drive
Herndon, VA 20171

Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 29th Floor
New York, NY 10019

KGS Holding LLC
9 West 57th Street, 29th Floor
New York, NY 10019

The SI Organization Holdings LLC
9 West 57th Street, 29th Floor
New York, NY 10019

DXC Technology Company
1775 Tysons Boulevard
Tysons, Virginia 22101

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger dated as of October 11, 2017 (the “Merger Agreement”) by and among DXC Technology Company, a Nevada corporation (“Delta”), Perspecta Inc. (formerly Ultra SC Inc.), a Nevada corporation and a direct, wholly owned subsidiary of Delta (“Ultra”), Ultra First VMS Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ultra, Ultra Second VMS LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ultra, Ultra KMS Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ultra, Vencore Holding Corp., a Delaware corporation (“Vector”), KGS Holding Corp., a Delaware corporation (“Kodiak”), The SI Organization Holdings LLC, a Delaware limited liability company, and KGS Holding LLC, a Delaware limited liability company. Pursuant to the Merger Agreement, equityholders of Vector and Kodiak, including funds managed by Veritas Capital Fund Management, L.L.C., a Delaware limited liability company (“Sponsor”), will receive as consideration shares of common stock of Ultra, $0.01 par value per share (“Ultra Common Stock”).

In addition, on October 11, 2017, Ultra, The SI Organization Holdings LLC, KGS Holding LLC and Sponsor entered into a Side Letter (the “Sponsor Side Letter”) pursuant to which Ultra will grant The SI Organization Holdings LLC and KGS Holding LLC certain registration rights following the Mergers and Ultra will grant Sponsor the right to designate one individual for nomination to the board of directors of Ultra following the Mergers.

Each of Ultra, Sponsor and the Enumerated Stockholders is referred to herein as a “Party” and, together, as the “Parties.” Unless otherwise specified herein, capitalized terms used in this letter agreement (this “Agreement”) but not defined herein shall have the meanings set forth for such terms in the Merger Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendments.

(a)	The following is added as a new Section 11.2 to the Sponsor Side Letter:
11.2    Corporate Opportunities

(a)
Ultra, on behalf of itself and each member of the Ultra Group (as defined in the Distribution Agreement), acknowledges and agrees that (i) the Sponsor Group (including any Nominee) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Ultra Group, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Ultra Group, directly or indirectly, may engage, and (ii) the provisions of this Section 11.2 are set forth to regulate and define the conduct of certain affairs of the Ultra Group with respect to certain classes or categories of business opportunities as they may involve the Sponsor Group and the powers, rights, duties and liabilities of the Ultra Group and its directors, officers and stockholders in connection therewith.

(b)
Ultra, on behalf of itself and each member of the Ultra Group, acknowledges and agrees that (i) no member of the Sponsor Group (including any Nominee or other member of the Sponsor Group who serves as an officer of Ultra in both his or her director and officer capacities) shall, to the fullest extent permitted by Law, have any duty to refrain from directly or indirectly (A) engaging in the same or similar business activities or lines of business in which the Ultra Group now engages or proposes to engage or (B) otherwise competing with any member of the Ultra Group.

(c)
To the fullest extent permitted by Law, Ultra, on behalf of itself and each member of the Ultra Group, (i) hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for any member of the Sponsor Group (including any Nominee), except as provided in Section 11.2(d) and (ii), subject to Section 11.2(d), in the event that any member of the Sponsor Group acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Ultra Group, such member of the Sponsor Group shall, to the fullest extent permitted by Law, have no duty to communicate or offer such transaction or other business opportunity to Ultra or any other member of the Ultra Group.

(d)
Sponsor acknowledges and Agrees that Ultra does not renounce its interest in any corporate opportunity offered to any member of the Sponsor Group (including any Nominee) if such opportunity is first made known to such person in his or her capacity as a director of Ultra, and the provisions of Section 11.2(b) and Section 11.2(c) shall not apply to any such corporate opportunity.

(e)
For purposes of this Section 11.2, the “Sponsor Group” shall mean Sponsor and its Affiliates and any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, including any Nominee (other than Ultra or any other member of the Ultra Group).

(f)
Notwithstanding the foregoing provisions, with respect to any discussions or vote of the Ultra Board of Directors (or any committee thereof), any Nominee shall recuse himself or herself from any discussions and voting on any agreement or transaction in which such Nominee or the Sponsor Group has, at such time, actual knowledge that such Nominee or the Sponsor Group has or will have a direct or indirect material interest (other than with respect to the Sponsor Group’s ownership of Ultra Common Stock) and shall waive any right to receive any material information in his or her capacity as a member of the Board of Directors regarding such discussions or votes for so long as such material interest exists.

(b)	Section 12.1 is amended and restated in its entirety as follows:
Part III of this Agreement will be effective as of the Closing Date and will continue in effect thereafter until the earliest of: (a) its termination by the written consent of the Parties hereto or their respective successors in interest; (b) Sponsor, together with its Affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding shares of Ultra Common Stock as of the Closing Date (such number of shares subject to customary anti-dilution adjustments); (c) the dissolution, liquidation or winding up of Ultra; and (d) the valid termination of the Merger Agreement upon the terms and subject to the conditions set forth therein; provided, however, that, except with respect to any termination in clause (a), (c) or (d), Section 11.2 will continue in effect to the last to occur of (x) Sponsor, together with its Affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding shares of Ultra Common Stock as of the Closing Date (such number of shares subject to customary anti-dilution adjustments) or (y) the date no member of the Sponsor Group is serving on the Ultra Board of Directors; and provided, further, that no termination of Section 11.2 shall adversely affect any right or protection of any member of the Sponsor Group existing pursuant to Section 11.2 at the time of termination.

(c)	The following is added as a new Section 13.13 to the Sponsor Side Letter:

13.13    Transaction Expenses
Notwithstanding anything to the contrary contained in the Merger Agreement, Sponsor and Delta shall be deemed express third party beneficiaries of Section 10.3(a) of the Merger Agreement.
The following is added as a new Section 13.14 the Sponsor Side Letter:
13.14    Consent to Action.
Pursuant to Section 8.2 of the Merger Agreement, Delta and Ultra hereby consent to the payment by or on behalf of Kodiak or one of its Subsidiaries (as defined in the Merger Agreement) to Eric Hess of a one-time cash bonus in the amount of $750,000 in connection with the Closing.
2.Representations and Warranties. Ultra represents and warrants that the Ultra Board of Directors has unanimously adopted resolutions authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including for purposes of Section 78.070(8) of the Nevada Revised Statutes).
3.Integration with the Sponsor Side Letter. This Agreement shall be considered as an amendment to the Sponsor Side Letter and shall form a part thereof, and the provisions of the Sponsor Side Letter as hereby amended are hereby ratified and confirmed in all respects. The Sponsor Side Letter, as amended by this Agreement, shall remain in full force and effect. Section 13.4 of the Sponsor Side Letter shall apply mutatis mutandis to this Agreement as if references to the Sponsor Side Letter were references to this Agreement.
4.No Waiver. Neither the provisions of this Agreement, nor any communications or actions of or between the parties prior to the execution hereof, other than any waivers granted in compliance with the Sponsor Side Letter, is or shall be construed as a waiver by any party of compliance by any other party with any term or condition contained in the Sponsor Side Letter.  The parties reserve all rights, privileges and remedies under the Sponsor Side Letter prior to the execution hereof.
5.Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format), each of which shall be an original and all of which taken together shall constitute one and the same Agreement.
6.Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

Very truly yours,

PERSPECTA INC.

By: /s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title: Vice President and Secretary

VERITAS CAPITAL FUND MANAGEMENT, L.L.C.

By: /s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: Authorized Signatory

THE SI ORGANIZATION HOLDINGS LLC

By: /s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: Authorized Signatory

KGS HOLDING LLC

By: /s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: Authorized Signatory

[Signature Page to Amendment to Sponsor Side Letter]

Solely with respect to sections (c) and (d) hereof
DXC TECHNOLOGY COMPANY

By: /s/ Paul N. Saleh
Name: Paul N. Saleh
Title: Executive Vice President and Chief Financial Officer